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Exhibit 5.1

September 16, 2010

KKR & Co. L.P.
9 West 57th Street
Suite 4200
New York, NY 10019

Ladies and Gentlemen:

        We have acted as counsel to KKR & Co. L.P., a Delaware limited partnership (the "Partnership"), in connection with the Registration Statement on Form S-1 (the "Registration Statement") filed by the Partnership with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to (1) issuance of an aggregate of up to 478,105,194 common units representing limited partner interests ("Exchange Units") upon exchange from time to time of partnership units in each of KKR Management Holdings L.P. and KKR Fund Holdings L.P. (one Class A partner interest in each such limited partnership, collectively, a "KKR Group Partnership Unit") and (2) the sale by KKR Holdings L.P. of certain of the Exchange Units from time to time. The Exchange Units may be issued upon exchanges of KKR Group Partnership Units from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the "Prospectus") and supplements to the Prospectus and pursuant to Rule 415 under the Act.

        We have examined the Registration Statement and the Amended and Restated Agreement of Limited Partnership of KKR & Co. L.P. (the "Partnership Agreement") among KKR Management LLC, a Delaware limited liability company and the general partner of the Partnership (the "General Partner"), and the limited partners party thereto (collectively, the "Limited Partners"). We also have examined the originals, or duplicates or certified or conformed copies, of such partnership and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Partnership and the General Partner.

        In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

        Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that when the Exchange Units are issued and exchanged for KKR Group Partnership Units in accordance with the Registration Statement and in accordance with the provisions of the Partnership Agreement, the Exchange Units will be validly issued, fully paid and nonassessable.

        We note that a Limited Partner is subject to an obligation to repay any funds wrongfully distributed to it.

        We do not express any opinion herein concerning any law other than the Delaware Revised Uniform Limited Partnership Act (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

        We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

Very truly yours,
/s/ Simpson Thacher & Bartlett LLP
SIMPSON THACHER & BARTLETT LLP

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  Exhibit 5.1